EXHIBIT 99.1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: April 2, 2025

NBNW Investment Limited

By:	/s/ Bin Li
Bin Li, Director

Bin Li

By:	/s/ Bin Li
Bin Li

Abundant Grace Investment Limited

By:	/s/ Viva Mao
Viva Mao, Director